Exhibit 99.1

JOINT FILING AGREEMENT

Each of the undersigned hereby agrees that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and that all subsequent amendments to this statement on Schedule 13G may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements.

Dated: May 15, 2025

Tiancheng Lou
/s/ Tiancheng Lou

IWAY LLC
By:	/s/ Tiancheng Lou
	Name:	Tiancheng Lou
	Title:	Manager

Amber Luna Lou Irrevocable Trust
By:	/s/ Brianna Sturm
	Name:	Brianna Sturm
	Title:	Trust Officer
South Dakota Trust Company LLC as Trustee of Amber Luna Lou Irrevocable Trust